SBC Communications

SBC                                                                 News Release



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                          SBC COMMUNICATIONS COMPLETES
                 SOUTHERN NEW ENGLAND TELECOMMUNICATIONS MERGER

          "A combination of shared values and complementary strengths."

         Company Renews Commitments to Job Growth and Community Support


         SAN ANTONIO, Texas, October 26, 1998 -- SBC Communications Inc. (NYSE:
SBC) today completed its merger with Southern New England Telecommunications Corp. (SNET) and renewed its commitments to increasing employment and community support in Connecticut.

         The merger was finalized following Friday's ruling by the Federal Communications Commission (FCC) which approved the merger.

         The merger strengthens SBC's competitive position in the dynamic telecommunications market, creating a company with annual revenues of $27.1 billion (based on combined 1997 revenues), and approximately 129,000 employees. SBC now serves more than 36.9 million access lines in high-growth areas and has access to more than 84 million potential wireless customers across the country.

         SNET provides a wide range of telecommunications services: traditional wireline, wireless, long distance, Internet and data in Connecticut. It also provides wireless service in Rhode Island and western Massachusetts. SBC provides wireless service in the Northeast markets of Boston, upstate New York and Washington, D.C./Baltimore. SNET will benefit from SBC's financial strength, research capabilities and marketing expertise, while SBC will benefit from SNET's successful experience in providing long distance services as well as its complementary wireless businesses.

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SOUTHWESTERN BELL     PACIFIC BELL      SNET       NEVADA BELL       CELLULARONE


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         "This is a combination based on shared values and complementary strengths. It improves our ability to generate profitable growth, to compete successfully and to serve our customers," said Edward E. Whitacre, Jr., SBC chairman and CEO. "Today we will begin the work necessary to bring the full benefits of this transaction to our customers, shareholders and employees."

         "I am pleased we'll be part of a company that shares our deep commitment to customers, employees, shareholders and our communities," said Daniel J. Miglio, SNET chairman. "This is a great fit that will provide the resources we need to compete effectively and give our customers the best in products and service."

         "SNET will play an important part in SBC's "national-local" strategy of competing in markets coast to coast, once our merger with Ameritech is completed next year, as we plan to locate in Connecticut the headquarters for our competitive expansion into Northeastern markets," Whitacre said.

         Whitacre renewed SBC's commitments to enhance the company's telecommunications network in Connecticut, to offer significant career opportunities for SNET employees and to strengthen SNET's position as a major contributor to its communities and the overall economy of Connecticut. The company has announced a number of objectives to support these commitments which are listed below.

LOCAL ECONOMIC HIGHLIGHTS

     Maintain SNET's operating headquarters in Connecticut.

     Continue to operate under the SNET name in Connecticut.

     Establish a regional headquarters in Connecticut for SBC's Northeast wireless operations.

     Locate SBC's Northeastern competitive local exchange company (CLEC) headquarters in Connecticut after the SBC/Ameritech merger closes.

OPPORTUNITY FOR EMPLOYEES

     Increase SNET employment levels in Connecticut to about 10,000 regular, full-time employees over the next five years.

     Honor the recent contract reached with bargaining unit employees.

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POSITIVE COMMUNITY IMPACT

     Increase SNET's state-wide charitable contributions by $1,050,000 in the three years following the merger ($350,000 per year in 1999, 2000 and 2001), a 15 percent increase based on SNET's current giving levels.

     Commit $1 million to Connecticut institutions of higher learning, including a $500,000 donation to the University of Connecticut, to support technological development by students and the state.

     Begin high-speed ADSL (asymmetrical digital subscriber line) trials in Connecticut within 90 days.

     By November 10, 1998, submit a plan of action to the Connecticut Department of Public Utilities Control (DPUC) to ensure SNET's Operations Support Systems (OSS) foster open competition in the local market.

         Joyce M. Roche, former president and chief operating officer, Carson, Inc., and a member of SNET's board of directors since 1997, has been appointed to SBC's Board of Directors. The SBC board currently consists of: Edward E. Whitacre Jr.; Clarence C. Barksdale, vice chairman, Board of Trustees, Washington University; James E. Barnes, chairman of the board, president and chief executive officer (Retired), MAPCO Inc.; August A. Busch III, chairman of the board and president, Anheuser-Busch Companies, Inc.; Royce S. Caldwell, president-SBC Operations; Ruben R. Cardenas, Cardenas, Whitis & Stephen, L.L.P. Attorneys; The Honorable William P. Clark, chief executive officer, Clark Company; Martin K. Eby Jr., chairman of the board and chief executive officer, The Eby Corporation; Herman E. Gallegos, independent management consultant; Jess
T. Hay, chairman, HCB Enterprises Inc., Texas Foundation for Higher Education; Admiral Bobby R. Inman, United States Navy, Retired; Charles F. Knight, chairman and chief executive officer, Emerson Electric Co.; Dr. Mary S. Metz, dean, University Extension, University of California, Berkeley, Retired; Dr. Haskell
M. Monroe Jr., dean of faculties emeritus and director of A&M Heritage Preservation Program, Texas A&M University; Toni Rembe, partner, Pillsbury Madison & Sutro LLP; S. Donley Ritchey, chairman and chief executive officer (Retired), Lucky Stores, Inc., managing partner, Alpine Partners; Richard M. Rosenberg, chairman and chief executive officer (Retired), BankAmerica Corporation; Ing. Carlos Slim Helu, chairman emeritus, Grupo Carso, S.A. de C.V.; and Patricia P. Upton, president and chief executive officer, Aromatique, Inc. SBC's Advisory Board member is Dr. Gilbert F. Amelio, partner and director, The Parkside Group, LLC.

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         The transaction involves a merger of a wholly owned subsidiary of SBC into SNET. Holders of SNET common stock at the effective time of the merger will receive 1.7568 shares of SBC common stock for each share of SNET common stock in a tax-free exchange. The transaction is expected to be accounted for as a pooling of interests.

         In addition to the FCC, the transaction was reviewed and approved by the Connecticut Department of Public Utilities Control and United States Department of Justice, as well as SNET shareholders.

         SBC Communications Inc. is a global leader in the telecommunications industry, with more than 36.9 million access lines and 6.5 million wireless customers across the United States, as well as investments in telecommunications businesses in 11 countries. Under the Southwestern Bell, Pacific Bell, SNET, Nevada Bell and Cellular One brands, SBC, through its subsidiaries, offers a wide range of innovative services, including local and long-distance telephone service, wireless communications, paging, Internet access, and messaging, as well as telecommunications equipment, and directory advertising and publishing. SBC (www.sbc.com) has approximately 129,000 employees. The combined 1997 revenues of SBC and SNET were $27.1 billion. SBC's equity market value ranks it as one of the largest telecommunications companies in the world.